Exhibit 99.1

April 15, 2011

Investors May Contact:

Kevin Stitt, Bank of America, 1.980.386.5667

Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:

Jerry Dubrowski, Bank of America, 1.980.388.2840

jerome.f.dubrowski@bankofamerica.com

Bank of America Earns $2.0 Billion in First Quarter

Steady Progress on Customer-Focused Strategy

Capital and Liquidity Levels Continue to Strengthen

Credit Costs Continue to Decline, Reflecting Improved Underwriting and a Stronger Economy

Average Deposit Balances Continue to Grow, Extending Beyond $1 Trillion

Global Wealth and Investment Management Reports Highest Quarterly Revenue Since the Merrill Lynch Acquisition

Investment Banking Ranked No. 2 Globally in Fees

CHARLOTTE – Bank of America Corporation today reported net income of $2.0 billion, or $0.17 per diluted share, for the first quarter of 2011, compared with $3.2 billion, or $0.28 per diluted share, in the year-ago period and a net loss of $1.2 billion, or $0.16 per diluted share, in the fourth quarter of 2010.

Results for the most recent quarter were positively affected by lower credit costs, gains from equity investments, and higher asset management fees and investment banking fees. These factors were partially offset by higher legacy mortgage-related costs, higher litigation expenses, and lower sales and trading revenue from the record levels reported in the first quarter of 2010.

“Strong growth in deposit balances and positive contributions from five of our six businesses reflect the steady improvement in the broader economy,” said Chief Executive Officer Brian Moynihan. “Our customer-focused strategy is working well, and we also benefited from improved credit quality.

“While still soft, the economy is healing; we see retail spending up versus the year-ago period and continued declines in bankruptcy filings and delinquency rates.”

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First-Quarter 2011 Financial Highlights

•

U.S. credit card performance metrics continued to improve in the first quarter, with 30+ day delinquency rates near all-time lows, net losses declining for the sixth straight quarter, and customer payment rates improving for the seventh straight quarter.

•	Average deposit balances were above $1 trillion, gaining 4 percent from the year-ago period and 2 percent from the fourth quarter of 2010.

•	Tangible book value per share[1] rose to $13.21 in the first quarter of 2011, up from $12.98 at the end of 2010 and $11.70 in the first quarter of 2010.

•

The company continued to strengthen the balance sheet with risk-weighted assets declining $23 billion and global excess liquidity increasing $50 billion from the end of 2010 to $386 billion at March 31, 2011.

•

Regulatory capital ratios remained strong with the Tier 1 common ratio at 8.64 percent at March 31, 2011, compared to 8.60 percent at December 31, 2010, and 7.60 percent at March 31, 2010. The increase from the fourth quarter of 2010 was largely due to higher retained earnings and a reduction in risk-weighted assets, partially offset by an increase in the company’s disallowed deferred tax asset (27 basis points of Tier 1 common). The tangible common equity ratio[1] rose to 6.10 percent at March 31, 2011 from 5.99 percent at December 31, 2010 and 5.22 percent at March 31, 2010.

•

The provision for credit losses declined 61 percent from the year-ago quarter as net charge-offs fell for the fourth consecutive quarter, reflecting improved credit quality across most consumer and commercial portfolios.

•

The allowance for loan and lease losses to annualized net charge-off coverage ratio improved in the first quarter of 2011 to 1.63 times, compared with 1.56 times in the fourth quarter of 2010 and 1.07 times in the first quarter of 2010.

First-Quarter Business Highlights

•

The Deposits segment returned to profitability in the first quarter of 2011. Average deposit balances grew $5 billion, or 1 percent, from the fourth quarter of 2010, and the number of net new accounts rose as the business continued to focus on quality sales and retention of customer relationships.

[1]

Tangible book value per share of common stock and the tangible common equity ratio are non-GAAP measures. Other companies may define or calculate this measure differently. For reconciliation to GAAP measures, refer to page 21 of this press release.

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•

Global Commercial Banking saw loan growth of 2 percent in its core middle-market segment, compared to the fourth quarter of 2010, and continued to support small and medium-sized businesses. Combined with the large corporate group, the company made $69 billion in non-commercial real estate loans and $7 billion in commercial real estate loans including renewals in the first quarter of 2011.

•

Bank of America continued to support the economic recovery by extending approximately $144 billion in credit in the first quarter of 2011, according to preliminary data. In addition to the numbers reported above, credit extensions included $57 billion in first mortgages, $4 billion in U.S. consumer and small business card, $2 billion in home equity products and $5 billion in other consumer credit.

•

Global Wealth and Investment Management (GWIM) reported one of its strongest quarters since the acquisition of Merrill Lynch, setting records for revenue, asset management fees and brokerage income. In addition, the business more than doubled long-term asset management flows and added 184 financial advisors since the end of 2010 through a combination of new hires and high advisor retention rates.

•

Bank of America Merrill Lynch (BAML) ranked No. 2 in both global and U.S. investment banking fees for the first quarter of 2011 with a market share of 7.9 percent and 12.3 percent, respectively, according to Dealogic. The global market share improved by 1.6 percentage points from the fourth quarter of 2010 and was the largest increase among the top 15 banks, according to Dealogic.

•

BAML gained market share in global and U.S. fee pools compared to the fourth quarter of 2010 and ranked in the top three globally in Leveraged Loans, Asset and Mortgage-Backed Securities, Investment Grade Corporate Debt, Syndicated Loans, High-Yield Corporate Debt and Common Stock Underwriting.

•

The $57 billion in first mortgages funded in the first quarter helped nearly 260,000 homeowners either purchase a home or refinance an existing mortgage. This included approximately 12,000 first-time homebuyer credit-qualified mortgages originated by our retail channels and more than 86,000 mortgages to low- and moderate-income borrowers. Approximately 31 percent of funded first mortgages were for home purchases and 69 percent were refinances.

•

Since the start of 2008, Bank of America and previously Countrywide have completed 840,000 loan modifications with customers. During the first quarter, more than 64,000 loan modifications were completed, a 17 percent decrease from the total modifications in the first quarter of 2010.

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First-Quarter 2011 Revenue and Expense

	Three Months Ended
(Dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010
Net interest income, FTE basis[1]	$12,397	$12,709	$14,070
Noninterest income	14,698	9,959	18,220
Total revenue, net of interest expense, FTE basis	27,095	22,668	32,290
Noninterest expense	$20,283	$18,864	$17,775
Goodwill impairment charge	—	2,000	—
Net income (loss)	$2,049	$(1,244)	$3,182

[1]	FTE basis is a non-GAAP measure. For reconciliation to GAAP measures, refer to page 21 of this press release.

Revenue, net of interest expense, on a fully taxable-equivalent (FTE) basis was down 16 percent from the first quarter of 2010 and up 20 percent from the fourth quarter of 2010. Net interest income on an FTE basis decreased 12 percent from a year earlier. The net interest yield fell 26 basis points from the year-ago quarter due primarily to lower consumer loan balances and was down 2 basis points from the fourth quarter of 2010.

Noninterest income declined $3.5 billion, or 19 percent from the year-ago quarter, due to lower trading account profits, a decline in mortgage banking income as a result of a $487 million increase in the representations and warranties provision and lower mortgage production income, and a decrease in service charge income of $534 million due to the impact of overdraft policy changes. Additionally, other income declined $943 million primarily due to negative fair value adjustments related to structured liabilities of $586 million, reflecting a tightening of credit spreads, compared to positive fair value adjustments of $224 million in the year-ago period. These declines were partially offset by improvements in equity investment income, which included a $1.1 billion gain related to an investee IPO.

Noninterest expense was up 14 percent from the year-ago quarter. This was driven in part by $874 million of mortgage-related assessments and waivers, which included $548 million for compensatory fees that the company expects to be assessed by the Government Sponsored Enterprises (GSEs) as a result of foreclosure delays, with the remainder being out-of-pocket costs that the company does not expect to recover because of foreclosure delays. Additionally, the increase reflected $1.0 billion in higher personnel costs as the company continued to build out businesses such as wealth management, expand its international capabilities in Global Banking and Markets, and increase staffing levels in the mortgage servicing business. Litigation expenses were up $352 million from the first quarter of 2010.

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First-Quarter 2011 Credit Quality

	Three Months Ended
(Dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010
Provision for credit losses	$3,814	$5,129	$9,805
Net charge-offs	6,028	6,783	10,797
Net charge-off ratio[1]	2.61%	2.87%	4.44%

	At March 31, 2011	At December 31, 2010	At March 31, 2010
Nonperforming loans, leases and foreclosed properties	$31,643	$32,664	$35,925
Nonperforming loans, leases and foreclosed properties ratio[2]	3.40%	3.48%	3.69%
Allowance for loan and lease losses	$39,843	$41,885	$46,835
Allowance for loan and lease losses ratio[3]	4.29%	4.47%	4.82%

[1]	Net charge-off ratios are calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[2]

Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[3]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans measured under the fair value option.

Credit quality improved in the first quarter, with net charge-offs declining across most portfolios compared to the first quarter of 2010. Provision for credit losses was $6.0 billion less than the year-ago quarter. Additionally, 30+ day performing delinquencies, excluding Federal Housing Administration-insured loans, declined across all major portfolios, and reservable criticized balances also continued to decline, down 29 percent from the year-ago period.

Net charge-offs declined $4.8 billion from the first quarter of 2010, reflecting improvement in both the consumer and commercial portfolios. The decrease was primarily driven by a decline in bankruptcies and delinquencies across the Global Card Services U.S. loan portfolio, as well as fewer and less severe charge-offs across the core commercial portfolio due to the continuing economic recovery.

The allowance for loan and lease losses to annualized net charge-off coverage ratio improved in the first quarter to 1.63 times, compared with 1.56 times in the fourth quarter of 2010 and 1.07 times in the first quarter of 2010. Excluding purchased

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credit-impaired loans, the allowance to annualized net charge-off coverage ratio was 1.31, 1.32 and 0.96 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $31.6 billion at March 31, 2011, down from $32.7 billion at December 31, 2010, and $35.9 billion at March 31, 2010.

The provision for credit losses was $3.8 billion, which was $6.0 billion lower than the same period a year earlier. The provision was lower than net charge-offs, resulting in a $2.2 billion reduction in the allowance for loan and lease losses, including the reserve for unfunded commitments, in the first quarter of 2011 (net of reserve additions of $1.6 billion related to consumer purchased credit-impaired portfolios as noted below). This compares with a $1.0 billion reduction in the first quarter of 2010.

Improved bankruptcies and delinquencies in the U.S. credit card, consumer lending and small business portfolios in the first quarter drove the reduction in the allowance for loan and lease losses. Additionally, stable portfolio performance, including lower delinquencies, within the non-purchased credit-impaired consumer real estate portfolios and the impacts of continuing improvement in economic conditions on the core commercial portfolio resulted in further reserve reductions. These were partially offset by life of loan reserve additions of $1.6 billion related to consumer purchased credit-impaired portfolios obtained in prior periods through acquisitions, reflecting a more negative outlook for home prices.

Capital and Liquidity Management

(Dollars in millions, except per share information)

	At March 31, 2011	At December 31, 2010	At March 31, 2010
Total shareholders’ equity	$230,876	$228,248	$229,823
Tier 1 common ratio	8.64%	8.60%	7.60%
Tier 1 capital ratio	11.32%	11.24%	10.23%
Total capital ratio	15.98%	15.77%	14.47%
Tangible common equity ratio[1]	6.10%	5.99%	5.22%
Tangible book value per share[1]	$13.21	$12.98	$11.70

[1]

Tangible common equity ratio and tangible book value per share are non-GAAP measures. Other companies may define or calculate the tangible common equity ratio and tangible book value per share differently. For reconciliation to GAAP measures, refer to page 21 of this press release.

The company’s liquidity position strengthened during the first quarter of 2011. The company’s total global excess liquidity increased approximately $50 billion from the end of the fourth quarter of 2010 to $386 billion at March 31, 2011. The company’s time-to-required funding was 25 months at March 31, 2011.

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During the first quarter of 2011, a cash dividend of $0.01 per common share was paid, and the company declared $310 million in preferred dividends. Period-end common shares issued and outstanding were 10.13 billion for the first quarter of 2011, 10.09 billion and 10.03 billion for the fourth and first quarters of 2010, respectively. The increase in outstanding shares year over year was driven primarily by the issuance of common stock under employee compensation plans during the year.

Business Segment Results

Deposits1

	Three Months Ended
(Dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010
Total revenue, net of interest expense, FTE basis	$3,189	$3,003	$3,718
Provision for credit losses	33	41	38
Noninterest expense	2,592	3,253	2,562

Net income (loss)	$355	$(190)	$701
Return on average equity	6.09%	n/m	11.78%
Return on average economic capital[2]	25.43%	n/m	46.33%
Average deposits	$418,298	$413,150	$416,842

	At March 31, 2011	At December 31, 2010	At March 31, 2010
Period-end deposits	$431,022	$415,189	$420,251
Client brokerage assets	$66,703	$63,597	$55,856

[1]	Effective in the first quarter of 2011, the Merrill Edge® business was moved from the GWIM segment along with historical results.
[2]

Return on average economic capital is calculated as net income, excluding costs of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights).

n/m	= not meaningful

Deposits reported net income of $355 million, down $346 million from the year-ago quarter due to a decline in revenue driven by lower noninterest income due to the impact of overdraft policy changes that were fully implemented in the third quarter of 2010. This compares with a loss of $190 million in the fourth quarter of 2010.

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Net interest income was flat from the first quarter of 2010, as impacts from a customer shift to more liquid products and continued pricing discipline were offset by a lower net interest income allocation related to asset liability management (ALM) activities. Noninterest expense remained flat from a year ago.

Average deposit balances were up $1.5 billion from a year ago, driven by organic growth in liquid products, including Merrill Edge®, partially offset by the net transfer of certain deposits to other client-managed businesses.

Global Card Services

	Three Months Ended
(Dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010
Total revenue, net of interest expense, FTE basis	$5,571	$6,246	$6,803
Provision for credit losses	964	2,141	3,535
Noninterest expense	1,887	1,741	1,732

Net income	$1,712	$1,488	$963
Return on average equity	26.63%	21.46%	9.05%
Return on average economic capital[1]	51.95%	40.37%	20.08%
Average loans	$162,885	$167,156	$189,307

	At March 31, 2011	At December 31, 2010	At March 31, 2010
Period-end loans	$158,900	$167,367	$181,763

[1]

Return on average economic capital is calculated as net income, excluding costs of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights).

Global Card Services reported net income of $1.7 billion, up $749 million from the year-ago quarter as lower credit costs more than offset a $1.2 billion decline in revenue. The lower revenue reflected a drop in net interest income from lower yields and lower average loans, including run-off portfolios, as well as lower noninterest income due to the impact of the CARD Act as provisions became effective throughout 2010.

Compared to the fourth quarter of 2010, net income was up $224 million as continued credit improvement led to lower credit costs, offsetting lower loan balances and lower yields.

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Provision for credit losses decreased $2.6 billion from a year ago, driven by lower net charge-offs from lower delinquencies and decreasing bankruptcies as a result of the improved economic environment. Compared to a year ago, noninterest expense increased due to higher litigation expense.

Consumer Real Estate Services

(Previously Home Loans and Insurance)

	Three Months Ended
(Dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010
Total revenue, net of interest expense, FTE basis	$2,182	$484	$3,623
Provision for credit losses	1,098	1,198	3,600
Noninterest expense[1]	4,884	6,046	3,328
Net loss	$(2,392)	$(4,976)	$(2,072)
Average loans	$120,560	$124,934	$133,744

	At March 31, 2011	At December 31, 2010	At March 31, 2010
Period-end loans	$118,750	$122,934	$132,427

[1]	Includes a goodwill impairment charge of $2.0 billion in the fourth quarter of 2010.

On February 4, 2011, the company announced the strategic reorganization of the Home Loans and Insurance segment between its ongoing operations, which is referred to as Home Loans and Insurance, and a newly established team to manage the legacy mortgage portfolio, including owned loans and loans serviced for others, which is referred to as Legacy Asset Servicing.

Consumer Real Estate Services reported a net loss of $2.4 billion compared to a net loss of $2.1 billion for the same period in 2010. Revenue declined by $1.4 billion, and noninterest expense increased by $1.6 billion from the year-ago quarter. These amounts were partially offset by a decline in the provision for credit losses of $2.5 billion from a year ago. Home Loans and Insurance activities generated a small profit driven by the insurance business while the loss reported by Consumer Real Estate Services for the period was driven by exposures managed by Legacy Asset Servicing.

The decline in revenue from the same period in 2010 was primarily driven by an increase in representations and warranties provision, which is included in mortgage banking income, and a decline in core production income, driven by lower production volumes and margins. Additionally, net interest income declined mainly due to lower average loan balances.

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Representations and warranties provision was $1.0 billion in the first quarter of 2011, compared to $526 million in the first quarter of 2010 and $4.1 billion in the fourth quarter of 2010. Slightly more than half of the $1.0 billion provision is attributable to the GSEs due to higher estimated repurchase rates related to the GSEs and HPI deterioration. The balance of the provision is related to certain monolines and is primarily attributable to additional experience with a monoline.

Provision for credit losses decreased to $1.1 billion from $3.6 billion in the year-ago quarter, driven primarily by improving delinquencies that led to reduced net charge-offs. In addition, the provision for credit losses benefited from a lower reserve addition in the Countrywide purchased credit-impaired home equity portfolio and the absence of the impact from certain modified loans that were written down to the underlying collateral value in the first quarter of 2010.

The increase in noninterest expense from the year-ago quarter was primarily due to mortgage-related assessments and waivers which includes costs related to foreclosure delays and other out-of-pocket costs that the company does not expect to recover, as well as higher litigation expense, and default-related and other loss mitigation expenses. These increases were partially offset by lower production expenses due to lower origination volumes and lower insurance expenses.

Global Commercial Banking

	Three Months Ended
(Dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010
Total revenue, net of interest expense, FTE basis	$2,648	$2,610	$3,088
Provision for credit losses	76	(132)	936
Noninterest expense	1,106	1,058	1,030

Net income	$923	$1,050	$703
Return on average equity	9.02%	9.69%	6.40%
Return on average economic capital[1]	17.97%	18.71%	11.94%
Average loans and leases	$191,977	$194,819	$213,838
Average deposits	160,217	156,671	143,635

[1]

Return on average economic capital is calculated as net income, excluding costs of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights).

Global Commercial Banking reported net income of $923 million, up $220 million from a year ago due to lower credit costs, partially offset by lower revenue.

Revenue decreased $440 million from a year ago, primarily due to a lower net interest income allocation related to asset and liability management activities, lower loan balances, and the absence of a gain on an expired loan purchase agreement in the prior-year period. These factors were partially offset by earnings on higher deposit balances. Compared to the fourth quarter of 2010, revenue increased by $38 million,

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reflecting higher services charges and an increase in commercial and industrial loan balances.

The provision for credit losses decreased $860 million to $76 million compared to the first quarter of 2010. The decrease was driven by improvements primarily in the commercial real estate portfolio, reflecting stabilizing values, and in the U.S. commercial portfolio, reflecting improved borrower credit profiles. Most other portfolios experienced lower net charge-offs attributable to more stable economic conditions.

Average deposit balances continued to grow, increasing by $16.6 billion from the year-ago quarter, as clients managed to new liquidity levels. Although average loan and lease balances decreased $21.9 billion from a year ago due to client deleveraging, average commercial and industrial loan balances have continued to show modest growth since the fourth quarter of 2010.

Global Banking and Markets

	Three Months Ended
(Dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010
Total revenue, net of interest expense, FTE basis	$7,887	$5,488	$9,693
Provision for credit losses	(202)	(112)	236
Noninterest expense	4,726	4,394	4,292

Net income	$2,132	$701	$3,238
Return on average equity	20.57%	5.85%	24.72%
Return on average economic capital[1]	28.00%	7.80%	31.14%
Total average assets	$708,231	$738,036	$776,584
Total average deposits	112,028	114,942	103,634

[1]

Return on average economic capital is calculated as net income, excluding costs of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights).

Global Banking and Markets reported net income of $2.1 billion, down from $3.2 billion in the year-ago quarter, reflecting a less favorable trading environment than last year’s record quarter and higher noninterest expense driven by investments in infrastructure and technology. This was partially offset by higher investment banking fees and lower provision for credit losses. Compared to the fourth quarter of 2010, revenue was up $2.4 billion, reflecting higher sales and trading revenue and

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increased investment banking fees. Provision for credit losses declined $438 million from the first quarter of 2010, due to stabilization in borrower credit profiles leading to lower reservable criticized levels and lower net charge-offs, which included a legal settlement recovery.

Overall, sales and trading revenue of $4.9 billion was down $2.1 billion from the first quarter of 2010 with the current period including Debit Valuation Adjustment (DVA) losses of $357 million, compared to gains of $169 million in the first quarter of 2010.

Fixed Income, Currency and Commodities sales and trading revenue of $3.6 billion declined $1.8 billion compared to the same quarter in the prior year, reflecting a weaker trading environment, specifically in rates and currencies and the ongoing wind-down of the proprietary trading business. Equities sales and trading revenue declined to $1.2 billion from $1.5 billion a year ago, driven primarily by lower equity derivatives trading, partially offset by an increase in commission revenue in the cash business.

Investment banking fees of $1.5 billion rose 24 percent in the first quarter of 2011, compared to the same period a year ago, reflecting strong performance in mergers and acquisitions as well as debt and equity issuances, particularly leveraged finance. Total investment banking fees for the company were up 27 percent over the year-ago period, outpacing the market fee pool growth, with 24 percent originating outside the U.S., compared to 18 percent in the fourth quarter of 2010.

Average loan and lease balances in the corporate bank increased 7 percent from the same period a year ago primarily from outside the U.S. This is in line with the company’s international growth strategy.

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Global Wealth and Investment Management1

	Three Months Ended
(Dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010
Total revenue, net of interest expense, FTE basis	$4,490	$4,159	$4,038
Provision for credit losses	46	155	242
Noninterest expense	3,600	3,494	3,103

Net income	$531	$315	$434
Return on average equity	12.01%	6.84%	9.87%
Return on average economic capital[2]	30.34%	17.73%	26.35%
Average loans	$100,851	$100,306	$98,841
Average deposits	258,518	246,281	221,613

(in billions)	At March 31, 2011	At December 31, 2010	At March 31, 2010
Assets under management[3]	$664.4	$630.4	$721.0
Total net client balances[3,4]	2,226.1	2,181.3	2,238.3

[1]	Effective in the first quarter of 2011, the Merrill Edge® business was moved to the Deposits segment along with historical results.
[2]

Return on average economic capital is calculated as net income, excluding costs of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights).

[3]	Assets under management (AUM) and total client balances both include $98 billion, respectively, of Columbia Management long-term asset management business through the date of sale on May 1, 2010.
[4]	Total client balances are defined as assets under management, client brokerage assets, assets in custody, client deposits and loans.

Global Wealth and Investment Management net income increased 22 percent from the year-ago quarter due to higher net interest margin as a result of deposit growth, higher fee-based income and lower credit costs, partially offset by higher expenses. Revenue increased 11 percent from a year earlier to $4.5 billion, driven by record asset management fees and record brokerage revenue.

Asset management fees rose 6 percent from the fourth quarter of 2010 to $1.5 billion, while brokerage income was up 3 percent from the fourth quarter of 2010 to $890 million, the best quarter for both since the acquisition of Merrill Lynch.

The provision for credit losses decreased $196 million from a year ago, driven by reserve reductions compared to reserve additions in the year-ago quarter. The decrease was primarily due to improving portfolio trends and lower levels of charge-offs.

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Noninterest expense increased $497 million from a year ago due primarily to higher revenue-related expenses, support costs and personnel costs associated with continued build-out of the business.

Average deposit balances grew 5 percent from the fourth quarter of 2010 to $258.5 billion and average loan balances grew slightly to $100.9 billion, marking the third consecutive quarter of loan growth.

At the end of the first quarter of 2011, the number of Financial Advisors totaled 15,695, and the total number of wealth advisors was 17,201, both up 3 percent from the first quarter of 2010.

All Other

	Three Months Ended
(Dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010
Total revenue, net of interest expense, FTE basis	$1,128	$678	$1,327
Provision for credit losses	$1,799	$1,838	$1,218
Noninterest expense	1,488	878	1,728
Net income (loss)	$(1,212)	$368	$(785)
Average loans	$258,350	$252,180	$256,156

All Other reported a net loss of $1.2 billion, compared to a net loss of $785 million a year ago, due to lower revenue and higher provision for credit losses. The decrease in revenue was due to negative fair value adjustments of $586 million related to structured liabilities, compared to positive fair value adjustments of $224 million in the year-ago period and a reduction in gains on sales of debt securities of $180 million in the first quarter of 2011. These were partially offset by an increase in net interest income and higher equity investment income, which included a $1.1 billion gain related to an IPO and a reduction in merger and restructuring charges of $319 million compared to the year-ago quarter.

Provision for credit losses increased $581 million to $1.8 billion driven by reserve additions related to the Countrywide purchased credit-impaired discontinued real estate and residential mortgage portfolios. These increases were partially offset by lower provision for credit losses related to the non-purchased credit-impaired residential mortgage portfolio due to improving portfolio trends.

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All Other consists primarily of equity investments, the residential mortgage portfolio associated with ALM activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair value adjustments related to structured liabilities and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Charles Noski will discuss first-quarter 2011 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.888.245.1801 (U.S.) or 1.785.424.1732 (international) and the conference ID: 79795.

Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 58 million consumer and small business relationships with approximately 5,800 retail banking offices and approximately 18,000 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America’s current expectations, plans or forecasts of its future results and revenues, and 2011 expense levels; higher revenue and expense reductions in 2012; performance in retail businesses; representations and warranties liabilities, expenses and repurchase activity; loan loss reserve reductions; portfolio performance; net interest income; credit trends and conditions, including credit losses, credit reserves, net loss rates, bankruptcy filing rates, delinquency trends and nonperforming asset levels; liquidity; home price assumptions; mortgage production levels; long-term debt levels; a charge to income tax expense; effective

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tax rate; the number of delayed foreclosure sales and the resulting financial impact; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2010 Annual Report on Form 10-K and in any of Bank of America’s subsequent SEC filings: the effectiveness of the companywide efficiency initiative; the Corporation’s resolution of certain representations and warranties obligations with the GSEs and our ability to resolve any remaining claims; the Corporation’s ability to resolve any representations and warranties obligations with monolines and private investors; failure to satisfy our obligations as servicer in the residential mortgage securitization process; the adequacy of the liability and/or range of possible loss estimates for the representations and warranties exposures to the GSEs, monolines and private-label and other investors; the potential assertion and impact of additional claims not addressed by the GSE agreements; the foreclosure review and assessment process, the effectiveness of the Corporation’s response and any governmental or private third-party claims asserted in connection with these foreclosure matters; the adequacy of the reserve for future payment protection insurance claims in the U.K.; negative economic conditions generally including continued weakness in the U.S. housing market, high unemployment in the U.S., as well as economic challenges in many non-U.S. countries in which we operate and sovereign debt challenges; the Corporation’s mortgage modification policies and related results; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions, including the Corporation as well as its business partners; the Corporation’s credit ratings and the credit ratings of its securitizations; estimates of the fair value of certain of the Corporation’s assets and liabilities; legislative and regulatory actions in the U.S. (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Financial Reform Act), the Electronic Fund Transfer Act, the Credit Card Accountability Responsibility and Disclosure Act and related regulations and interpretations) and internationally; the identification and effectiveness of any initiatives to mitigate the negative impact of the Financial Reform Act; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments as well as any collateral effects on our ability to do business and access the capital markets; various monetary, tax and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations (including new consolidation guidance), inaccurate estimates or assumptions in the application of accounting policies, including in determining reserves, applicable guidance

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regarding goodwill accounting and the impact on the Corporation’s financial statements; increased globalization of the financial services industry and competition with other U.S. and international financial institutions; adequacy of the Corporation’s risk management framework; the Corporation’s ability to attract new employees and retain and motivate existing employees; technology changes instituted by the Corporation, its counterparties or competitors; mergers and acquisitions and their integration into the Corporation, including the Corporation’s ability to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of the Merrill Lynch and Countrywide acquisitions; the Corporation’s reputation, including the effects of continuing intense public and regulatory scrutiny of the Corporation and the financial services industry; the effects of any unauthorized disclosures of our or our customers’ private or confidential information and any negative publicity directed toward the Corporation; and decisions to downsize, sell or close units or otherwise change the business mix of the Corporation.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (“BofA Global Capital Management”) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	First Quarter 2011	Fourth Quarter 2010	First Quarter 2010
Net interest income	$12,179	$12,439	$13,749
Noninterest income	14,698	9,959	18,220

Total revenue, net of interest expense	26,877	22,398	31,969
Provision for credit losses	3,814	5,129	9,805
Goodwill impairment	—	2,000	—
Merger and restructuring charges	202	370	521
All other noninterest expense (1)	20,081	18,494	17,254

Income (loss) before income taxes	2,780	(3,595)	4,389
Income tax expense (benefit)	731	(2,351)	1,207

Net income (loss)	$2,049	$(1,244)	$3,182

Preferred stock dividends	310	321	348

Net income (loss) applicable to common shareholders	$1,739	$(1,565)	$2,834

Earnings (loss) per common share	$0.17	$(0.16)	$0.28
Diluted (loss) earnings per common share (2)	0.17	(0.16)	0.28

Summary Average Balance Sheet	First Quarter 2011	Fourth Quarter 2010	First Quarter 2010
Total loans and leases	$938,966	$940,614	$991,615
Debt securities	335,847	341,867	311,136
Total earning assets	1,869,863	1,883,539	1,933,060
Total assets	2,338,538	2,370,258	2,516,609
Total deposits	1,023,140	1,007,738	981,015
Shareholders’ equity	230,769	235,525	229,910
Common shareholders’ equity	214,206	218,728	200,399

Performance Ratios	First Quarter 2011	Fourth Quarter 2010	First Quarter 2010
Return on average assets	0.36%	n/m	0.51%
Return on average tangible shareholders’ equity (3)	5.54	n/m	9.55

Credit Quality	First Quarter 2011	Fourth Quarter 2010	First Quarter 2010
Total net charge-offs	$6,028	$6,783	$10,797
Net charge-offs as a % of average loans and leases outstanding (4)	2.61%	2.87%	4.44%
Provision for credit losses	$3,814	$5,129	$9,805

	March 31	December 31	March 31
	2011	2010	2010
Total nonperforming loans, leases and foreclosed properties (5)	$31,643	$32,664	$35,925
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (4)	3.40%	3.48%	3.69%
Allowance for loan and lease losses	$39,843	$41,885	$46,835
Allowance for loan and lease losses as a % of total loans and leases outstanding (4)	4.29%	4.47%	4.82%

Capital Management	March 31 2011	December 31 2010	March 31 2010

Risk-based capital: (6)
Tier 1 common equity ratio (7)	8.64%	8.60%	7.60%
Tier 1 capital ratio	11.32	11.24	10.23
Total capital ratio	15.98	15.77	14.47
Tier 1 leverage ratio	7.25	7.21	6.44
Tangible equity ratio (8)	6.85	6.75	6.02
Tangible common equity ratio (8)	6.10	5.99	5.22

Period-end common shares issued and outstanding	10,131,803	10,085,155	10,032,001

	First Quarter 2011	Fourth Quarter 2010	First Quarter 2010
Shares issued	46,648	51,450	1,381,757
Average common shares issued and outstanding	10,075,875	10,036,575	9,177,468
Average diluted common shares issued and outstanding (2)	10,181,351	10,036,575	10,005,254
Dividends paid per common share	$0.01	$0.01	$0.01

Summary Period End Balance Sheet	March 31 2011	December 31 2010	March 31 2010

Total loans and leases	$932,425	$940,440	$976,042
Total debt securities	330,776	338,054	316,360
Total earning assets	1,838,871	1,819,659	1,823,932
Total assets	2,274,532	2,264,909	2,344,634
Total deposits	1,020,175	1,010,430	976,102
Total shareholders’ equity	230,876	228,248	229,823
Common shareholders’ equity	214,314	211,686	211,859
Book value per share of common stock	$21.15	$20.99	$21.12
Tangible book value per share of common stock (3)	13.21	12.98	11.70

(1)	Excludes merger and restructuring charges and goodwill impairment charges.
(2)	Due to a net loss applicable to common shareholders for the fourth quarter of 2010, no dilutive potential common shares were included in the calculations of diluted earnings per share and average diluted common shares because they were antidilutive.
(3)	Return on average tangible shareholders’ equity and tangible book value per share of common stock are non-GAAP measures. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation. See Reconciliations to GAAP Financial Measures on pages 21-22.
(4)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.
(5)	Balances do not include past due consumer credit card, business card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and in general, consumer loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.
(6)	Reflects preliminary data for current period risk-based capital.
(7)	Tier 1 common equity ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.
(8)	Tangible equity ratio equals period end tangible shareholders’ equity divided by period end tangible assets. Tangible common equity equals period end tangible common shareholders’ equity divided by period end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP measures. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation. See Reconciliations to GAAP Financial Measures on pages 21-22.

n/m	= not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	18

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment

(Dollars in millions)

	First Quarter 2011
	Deposits	Global Card Services	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	GWIM	All Other
Total revenue, net of interest expense (1)	$3,189	$5,571	$2,182	$2,648	$7,887	$4,490	$1,128
Provision for credit losses	33	964	1,098	76	(202)	46	1,799
Noninterest expense	2,592	1,887	4,884	1,106	4,726	3,600	1,488
Net income (loss)	355	1,712	(2,392)	923	2,132	531	(1,212)

Return on average equity	6.09%	26.63%	n/m	9.02%	20.57%	12.01%	n/m
Return on average economic capital (2)	25.43	51.95	n/m	17.97	28.00	30.34	n/m

Balance Sheet

Average
Total loans and leases	n/m	$162,885	$120,560	$191,977	$103,704	$100,851	$258,350
Total deposits	$418,298	n/m	n/m	160,217	112,028	258,518	48,608
Allocated equity	23,641	26,073	18,846	41,493	42,029	17,938	60,749
Economic capital (3)	5,683	13,407	16,095	20,793	31,197	7,210	n/a

Period end
Total loans and leases	n/m	$158,900	$118,750	$190,293	$105,651	$101,286	$256,930
Total deposits	$431,022	n/m	n/m	161,584	115,212	256,526	34,817

	Fourth Quarter 2010
	Deposits	Global Card Services	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	GWIM	All Other
Total revenue, net of interest expense (1)	$3,003	$6,246	$484	$2,610	$5,488	$4,159	$678
Provision for credit losses	41	2,141	1,198	(132)	(112)	155	1,838
Noninterest expense	3,253	1,741	6,046	1,058	4,394	3,494	878
Net income (loss)	(190)	1,488	(4,976)	1,050	701	315	368

Return on average equity	n/m	21.46%	n/m	9.69%	5.85%	6.84%	n/m
Return on average economic capital (2)	n/m	40.37	n/m	18.71	7.80	17.73	n/m

Balance Sheet

Average
Total loans and leases	n/m	$167,156	$124,934	$194,819	$100,606	$100,306	$252,180
Total deposits	$413,150	n/m	n/m	156,671	114,942	246,281	44,841
Allocated equity	24,128	27,499	24,451	42,978	47,511	18,227	50,731
Economic capital (3)	6,161	14,798	19,643	22,274	36,810	7,476	n/a

Period end
Total loans and leases	n/m	$167,367	$122,934	$193,568	$99,964	$100,724	$255,213
Total deposits	$415,189	n/m	n/m	161,278	110,971	257,983	38,748

	First Quarter 2010
	Deposits	Global Card Services	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	GWIM	All Other
Total revenue, net of interest expense (1)	$3,718	$6,803	$3,623	$3,088	$9,693	$4,038	$1,327
Provision for credit losses	38	3,535	3,600	936	236	242	1,218
Noninterest expense	2,562	1,732	3,328	1,030	4,292	3,103	1,728
Net income (loss)	701	963	(2,072)	703	3,238	434	(785)

Return on average equity	11.78%	9.05%	n/m	6.40%	24.72%	9.87%	n/m
Return on average economic capital (2)	46.33	20.08	n/m	11.94	31.14	26.35	n/m

Balance Sheet

Average
Total loans and leases	n/m	$189,307	$133,744	$213,838	$99,034	$98,841	$256,156
Total deposits	$416,842	n/m	n/m	143,635	103,634	221,613	70,858
Allocated equity	24,132	43,170	27,280	44,566	53,131	17,825	19,807
Economic capital (3)	6,164	19,901	22,466	23,950	42,470	7,037	n/a

Period end
Total loans and leases	n/m	$181,763	$132,427	$211,250	$95,580	$98,343	$255,869
Total deposits	$420,251	n/m	n/m	145,669	104,700	227,148	56,855

(1)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.
(2)	Return on average economic capital is calculated as net income, excluding goodwill impairment charge, cost of funds and earnings credit on intangibles, divided by average economic capital.
(3)	Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights).

n/m	= not meaningful
n/a	= not applicable

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	19

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data (1)	First Quarter 2011	Fourth Quarter 2010	First Quarter 2010
Net interest income	$12,397	$12,709	$14,070
Total revenue, net of interest expense	27,095	22,668	32,290
Net interest yield (2)	2.67%	2.69%	2.93%
Efficiency ratio	74.86	92.04	55.05

Other Data	March 31 2011	December 31 2010	March 31 2010

Number of banking centers - U.S.	5,805	5,856	5,939
Number of branded ATMs - U.S.	17,886	17,931	18,135
Full-time equivalent employees	288,062	288,471	284,638

(1)	Fully taxable-equivalent basis is a non-GAAP measure. Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. (See Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 21-22).
(2)	Calculation includes fees earned on overnight deposits placed with the Federal Reserve of $63 million for the first quarter of 2011, and $63 million and $92 million for the fourth and first quarters of 2010, respectively.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	20

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP measure. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of average shareholders' equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents common shareholders' equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total shareholders' equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents ending common shareholders' equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

In certain presentations, earnings and diluted earnings per common share, the efficiency ratio, return on average assets, return on common shareholders' equity, return on average tangible common shareholders' equity and return on average tangible shareholders' equity are calculated excluding the impact of goodwill impairment charge of $2.0 billion recorded in the fourth quarter of 2010. Accordingly, these are non-GAAP measures.

See the tables below and on page 22 for reconciliations of these non-GAAP measures with financial measures defined by GAAP for the three months ended March 31, 2011, December 31, 2010 and March 31, 2010. The Corporation believes the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	First Quarter 2011	Fourth Quarter 2010	First Quarter 2010

Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$12,179	$12,439	$13,749
Fully taxable-equivalent adjustment	218	270	321

Net interest income on a fully taxable-equivalent basis	$12,397	$12,709	$14,070

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$26,877	$22,398	$31,969
Fully taxable-equivalent adjustment	218	270	321

Total revenue, net of interest expense on a fully taxable-equivalent basis	$27,095	$22,668	$32,290

Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charge

Total noninterest expense	$20,283	$20,864	$17,775
Goodwill impairment charge	—	(2,000)	—

Total noninterest expense, excluding goodwill impairment charge	$20,283	$18,864	$17,775

Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis

Income tax expense (benefit)	$731	$(2,351)	$1,207
Fully taxable-equivalent adjustment	218	270	321

Income tax expense (benefit) on a fully taxable-equivalent basis	$949	$(2,081)	$1,528

Reconciliation of net income (loss) to net income, excluding goodwill impairment charge

Net income (loss)	$2,049	$(1,244)	$3,182
Goodwill impairment charge	—	2,000	—

Net income, excluding goodwill impairment charge	$2,049	$756	$3,182

Reconciliation of net income (loss) applicable to common shareholders to net income applicable to common shareholders, excluding goodwill impairment charge

Net income (loss) applicable to common shareholders	$1,739	$(1,565)	$2,834
Goodwill impairment charge	—	2,000	—

Net income applicable to common shareholders, excluding goodwill impairment charge	$1,739	$435	$2,834

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	21

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures - continued

(Dollars in millions)

	000000000000	000000000000	000000000000
	First Quarter 2011	Fourth Quarter 2010	First Quarter 2010

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$214,206	$218,728	$200,399
Common Equivalent Securities	—	—	11,760
Goodwill	(73,922)	(75,584)	(86,353)
Intangible assets (excluding mortgage servicing rights)	(9,769)	(10,211)	(11,906)
Related deferred tax liabilities	3,035	3,121	3,497

Tangible common shareholders’ equity	$133,550	$136,054	$117,397

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$230,769	$235,525	$229,910
Goodwill	(73,922)	(75,584)	(86,353)
Intangible assets (excluding mortgage servicing rights)	(9,769)	(10,211)	(11,906)
Related deferred tax liabilities	3,035	3,121	3,497

Tangible shareholders’ equity	$150,113	$152,851	$135,148

Reconciliation of period end common shareholders’ equity to period end tangible common shareholders’ equity

Common shareholders’ equity	$214,314	$211,686	$211,859
Goodwill	(73,869)	(73,861)	(86,305)
Intangible assets (excluding mortgage servicing rights)	(9,560)	(9,923)	(11,548)
Related deferred tax liabilities	2,933	3,036	3,396

Tangible common shareholders’ equity	$133,818	$130,938	$117,402

Reconciliation of period end shareholders’ equity to period end tangible shareholders’ equity

Shareholders’ equity	$230,876	$228,248	$229,823
Goodwill	(73,869)	(73,861)	(86,305)
Intangible assets (excluding mortgage servicing rights)	(9,560)	(9,923)	(11,548)
Related deferred tax liabilities	2,933	3,036	3,396

Tangible shareholders’ equity	$150,380	$147,500	$135,366

Reconciliation of period end assets to period end tangible assets

Assets	$2,274,532	$2,264,909	$2,344,634
Goodwill	(73,869)	(73,861)	(86,305)
Intangible assets (excluding mortgage servicing rights)	(9,560)	(9,923)	(11,548)
Related deferred tax liabilities	2,933	3,036	3,396

Tangible assets	$2,194,036	$2,184,161	$2,250,177

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	22